Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     W. D. Von Gonten & Co. hereby consents to the use of its name and information from its report relating to the oil and gas reserves and revenues of certain interests of Edge Petroleum Corporation as of December 31, 2008 in Note 23. Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (unaudited) to the audited consolidated financial statements of Edge Petroleum Corporation included in Mariner Energy, Inc.’s Current Report on Form 8-K dated December 31, 2009, as amended by a Form 8-K/A of the same date, and to the incorporation by reference thereof into Mariner Energy, Inc.’s previously filed Registration Statements (Nos. 333-132152, 333-132800 and 333-159683) on Form S-8 and Registration Statements (Nos. 333-141742 and 333-159682) on Form S-3.
W. D. Von Gonten & Co.

W. D. Von Gonten, Jr.
President
Houston, Texas
March 17, 2010